Exhibit 10.2

Consulting Agreement

This consulting agreement (this “Agreement”) is effective as of May 5, 2023 by and between Peter Reed (“Consultant”) and Great Elm Capital Management, LLC. (“Great Elm”).

GREAT ELM wishes to engage Consultant to provide the consulting services described herein below, and Consultant desires to provide such services to Great Elm upon the terms and conditions set forth in this Agreement. Both parties hereby agree as follows:

1.
Services to Be Provided. Subject to the supervision and direction of Jason Reese, CEO of Great Elm Group, Inc. or his designee, Consultant shall work with Great Elm to (a) provide project work on finalization of the DME or Forest Transactions that closed in January 2023, (b) make introductions and facilitate conversations in furtherance of any opportunities that may be suitable for Great Elm (each, an “Opportunity”) and (c) perform other services reasonably incidental to the foregoing or as may be reasonably requested by Great Elm (collectively, the “Services”). Consultant acknowledges and agrees that (a) any decision to pursue or not pursue an Opportunity shall be made by Great Elm in its sole and absolute discretion and (b) it shall not have any authority to bind Great Elm with respect to any Opportunity or otherwise.

2.
Monthly Retainer. Great Elm agrees to pay Consultant $20,833.33 per month during the term of this Agreement as compensation for performing the Services. Such amounts shall be paid to Consultant on the 5th of the month beginning on May 5, 2023 and ending on April 5, 2024.

3.
Independent Contractor Status. Consultant acknowledges that it is acting as an independent contractor and not in any other capacity in connection with its engagement hereunder and nothing herein shall render Consultant an employee, partner, joint venturer or agent of Great Elm for any purpose.

4.
Term and Termination. Term and Termination. This Agreement shall commence on the date hereof and continue for 12 months until May 4, 2024.

5.
Taxes: Great Elm shall not be responsible for withholding taxes with respect to Consultant’s compensation hereunder.

6.
Benefits: Consultant shall have no claim against Great Elm hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

7.
Confidentiality: Consultant agrees that any non-public information relating to Great Elm, including, without limitation, any investments, potential investments or strategies on which Consultant is working in connection with the Services (“Confidential Information”), shall be used by Consultant solely for purposes of performing its duties hereunder. Consultant shall maintain the confidentiality of all such Confidential Information and shall not disclose such Confidential Information to any party without Great Elm’s prior written consent.

8.
Consultant Acknowledgments: Consultant acknowledges and agrees that:

a.
Consultant will not provide Great Elm with any information, including without limitation, any material non-public information, that it is not permitted to disclose pursuant to a confidentiality obligation, fiduciary duty or other contractual arrangement that it may have.

b.
Consultant does not have any reason to believe that the Services may present a conflict of interest for Consultant, and Consultant agrees to promptly disclose any conflict of interest to Great Elm, including, without limitation, any (i) economic interests held by Consultant and (ii) relationships that Consultant may have, in each case, with respect to any Opportunity.

c.
Consultant acknowledges that Great Elm is relying on the assurances by Consultant hereunder and that the above representations are true, correct and complete in all material respects.

9.
Reimbursement of Expenses. Great Elm shall reimburse Consultant for reasonable out-of-pocket expenses incurred by Consultant in connection with the performance of its obligations under this Agreement for which reasonably detailed invoices have been provided.

10.
Work Product. The parties acknowledge and agree that any reports, recommendations, and other materials created or produced by Consultant in connection with the performance of its duties hereunder shall constitute the exclusive property of Great Elm.

11.
Entire Agreement. This Agreement, constitutes and sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and no prior or contemporaneous written or oral agreements with respect thereto not specifically contained herein shall be valid or enforceable.

12.
Amendment. No amendment to this Agreement shall be binding unless executed in writing by each party hereto.

13.
Assignment. Neither party hereto may transfer, assign (by operation of law or otherwise), subcontract or delegate its duties under this Agreement without the prior written consent of the other party, which consent may be withheld in such party’s sole discretion, and any attempted transfer, assignment, subcontract or delegation without such consent shall be of no force and effect.

14.
Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of law principles thereof.

15.
Severability. If any provisions of this Agreement shall be held invalid by the court with jurisdiction over the parties hereto with respect to any person or circumstances, then the remainder of this Agreement and the application of such provision to other persons and circumstances shall not be affected and shall be construed to give effect thereto to the fullest extent possible.

16.
Notices. Any notices required to be given hereunder shall be in writing, and given by telecopy, personal delivery, receipted delivery service or by certified mail, return receipt requested, prepaid and properly addressed to the party to be served at the following addresses:

If to Consultant: Peter Reed

42 Pembroke Rd.

Wellesley, MA 02482

Email: preed1227@gmail.com

If to Great Elm: Great Elm Capital Management, Inc.

800 South Street, Suite 230

Waltham, MA 02453

Attn: Adam Kleinman

Email: akleinman@greatelmcap.com

Notices shall be effective on the date delivered by electronic mail, personal delivery or receipted delivery service, or three days after the date mailed.

17.
Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, each of their respective successors and permitted assigns.

18.
Remedies. Consultant agrees that it would be difficult to measure any damages caused to Great Elm which might result from any breach by Consultant of its obligations under this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, Consultant agrees that if it breaches, or proposes to breach, any portion of this Agreement, Great Elm shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate preliminary equitable relief to restrain any such breach without showing or proving any actual damage to Great Elm.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and first above written.

CONSULTANT

By: /s/ Peter Reed

Name: Peter Reed

GREAT ELM CAPITAL MANAGEMENT, INC.

By: /s/ Nichole Milz

Name: Nichole Milz

Title: CHIEF OPERATING OFFICER